                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                               Three months    Six months
                                                                                   ended          ended
                                                                               September 30,   September 30,
                                                                                   2002           2002
                                                                               ----------------------------
Earnings:
---------
Loss before income taxes                                                        $   (9,965)    $  (29,801)
Add:
Rent expense representative of interest/(1)/                                         1,085          2,216
Interest expense net of capitalized interest                                         2,173          4,445
Amortization of debt discount and expense                                              481          1,086
Amortization of capitalized interest                                                     4              7
                                                                                ----------     ----------
Adjusted Earnings(Loss)                                                         $   (6,222)    $  (22,047)
                                                                                ==========     ==========

Fixed Charges:
--------------
Rent expense representative of interest/(1)/                                    $    1,085     $    2,216
Interest expense net of capitalized interest                                         2,173          4,445
Amortization of debt discount and expense                                              481          1,086
Capitalized interest                                                                     0              0
                                                                                ----------     ----------
Fixed Charges                                                                   $    3,739     $    7,747
                                                                                ==========     ==========

Ratio of earnings to fixed charges                                                   /(2)/          /(2)/
                                                                                ==========     ==========

/(1)/ Calculated as one-third of rentals, which is considered representative of the interest factor.

/(2)/ Adjusted earnings were not sufficient to cover fixed charges, falling short by $9,961 and $29,794 for the three and six months ended September 30, 2002.